FIRST AMENDMENT TO THE
ASYMmetric ETF TRUST
TRANSFER AGENT SERVICING AGREEMENT
    THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the Transfer Agent Servicing Agreement, dated as of February 11, 2021, (the “Agreement”), is entered into by and between ASYMmetric ETF TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the series of the Trust to add the following fund:
•ASYMmetric Smart Alpha S&P 500 ETF
•ASYMmetric Smart Income ETF
WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Trust’s Board of Trustees.
NOW, THEREFORE, the parties agree to amend the Agreement as follows:
Exhibit A is hereby replaced and superseded by Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ASYMmetric ETF TRUST By: /s/ Darren Schuringa Name: Darren Schuringa Title: President & Principal Execute Officer Date: 11/22/22	U.S. BANCORP FUND SERVICES, LLC By: /s/ Greg Farley Name: Greg Farley Title: SVP Date: 11/22/22

Exhibit A to the ASYMmetric ETF Trust Transfer Agent Servicing Agreement
Name of Series
ASYMshares® ASYMmetric 500 ET
ASYMmetric Smart Alpha S&P 500 ETF
ASYMmetric Smart Income ETF

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